Exhibit 99

1. Name and Address of Reporting Person:

Time Warner Inc.

One Time Warner Center

New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

Time Warner Cable Inc.  TWC

3. Statement for Month/Day/Year

9/9/2008

This Form 4 is being filed on behalf

of Time Warner Inc. ("Time Warner"),

and Warner Communications Inc.,

a wholly-owned, indirect subsidiary

of Time Warner (collectively, the

"Reporting Person").  The designated filer

Of this Form 4 is Time Warner.  The Reporting

Person's address is One Time Warner Center,

New York, NY 10019

Warner Communications Inc.

/s/ Brenda C. Karickhoff

By: Brenda C. Karickhoff

Its: Senior Vice President

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